Exhibit 99.2

Huntsman Corporation

Selected Financial Data

and

Management’s Discussion and Analysis of Financial Condition and Results of Operations

SELECTED FINANCIAL DATA

The selected historical financial data set forth below presents our historical financial data and the historical financial data of our predecessor Huntsman Holdings, LLC as of and for the dates and periods indicated. In such financial data, Huntsman International Holdings is accounted for using the equity method of accounting through April 30, 2003. Effective May 1, 2003, we have consolidated the financial results of Huntsman International Holdings. Effective June 30, 2003, as a result of the Huntsman Advanced Materials Transaction, we have consolidated the financial results of Huntsman Advanced Materials. As a result, the financial information as of and for the years ended December 31, 2003 and 2002 is not comparable to the financial information as of and for the years ended December 31, 2006, 2005 and 2004. You should read the selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and accompanying notes included elsewhere in this report.

	Year Ended December 31,
(in millions, except per share amounts)	2006	2005	2004	2003	2002
Statements of Operations Data:
Revenues	$9,205.1	$9,327.9	$8,452.4	$5,280.4	$1,942.3
Gross profit	1,435.6	1,466.3	1,143.6	606.7	185.0
Restructuring, impairment and plant closing costs	23.1	110.9	274.4	37.2	4.7
Operating income	656.9	598.1	241.2	154.1	46.4
Income (loss) from continuing operations	317.9	(103.2)	(333.1)	(312.3)	(162.2)
(Loss) income from discontinued operations, net of tax(a)	(144.0)	96.3	105.4	(7.5)	(29.7)
Extraordinary gain on the acquisition of a business, net of tax of nil(b)	55.9	—	—	—	—
Cumulative effect of changes in accounting principle, net of tax(c)	—	(27.7)	—	—	169.7
Net income (loss)	229.8	(34.6)	(227.7)	(319.8)	(22.2)
Basic Income (Loss) Per Common Share(d):
Income (loss) from continuing operations	$1.44	$(0.66)	$(1.91)	$(1.75)	$(0.82)
(Loss) income from discontinued operations, net of tax	(0.65)	0.44	0.48	(0.04)	(0.13)
Extraordinary gain on the acquisition of a business, net of tax	0.25	—	—	—	—
Cumulative effect of changes in accounting principle, net of tax	—	(0.13)	—	—	0.77
Net income (loss)	$1.04	$(0.35)	$(1.43)	$(1.79)	$(0.18)
Diluted Income (Loss) Per Common Share(d):
Income (loss) from continuing operations	$1.37	$(0.66)	$(1.91)	$(1.75)	$(0.82)
(Loss) income from discontinued operations, net of tax	(0.62)	0.44	0.48	(0.04)	(0.13)
Extraordinary gain on the acquisition of a business, net of tax	0.24	—	—	—	—
Cumulative effect of changes in accounting principle, net of tax	—	(0.13)	—	—	0.77
Net income (loss)	$0.99	$(0.35)	$(1.43)	$(1.79)	$(0.18)
Other Data:
Depreciation and amortization	$465.7	$500.8	$536.8	$353.4	$152.7
Capital expenditures	549.9	338.7	226.6	191.0	70.2
Balance Sheet Data (at period end):
Total assets	$8,444.9	$8,870.5	$9,423.5	$8,737.4	$2,747.2
Total debt	3,645.3	4,457.9	6,299.5	5,910.1	1,736.1
Total liabilities	6,678.9	7,329.5	9,065.2	8,278.8	2,532.0

(a)

(Loss) income from discontinued operations represents the operating results and loss on disposal of our former North American polymers business, our former European base chemicals and polymers business and our former TDI business. The North American Polymers business was sold on August 1, 2007, the European base chemicals and polymers business was sold on December 29, 2006 and the TDI business was sold on July 6, 2005.

(b)

On June 30, 2006, we completed the Textile Effects Acquisition. The extraordinary gain on the acquisition of a business represents the fair value of the net assets acquired in excess of the purchase price paid for the textile effects business, after the values of all long-lived assets were reduced to zero.

(c)

During the fourth quarter of 2005, we adopted Financial Accounting Standards Board (“FASB”) Interpretation No. (“FIN”) 47, Accounting for Conditional Asset Retirement Obligations, and recorded a charge for the cumulative effect of accounting change, net of tax, of $31.7 million. Also, in 2005, we accelerated the date for actuarial measurement of our pension and postretirement benefit obligations from December 31 to November 30. The effect of the change in measurement date resulted in a cumulative effect of accounting change credit, net of tax, of $4.0 million. In 2002, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations, resulting in an increase of $169.7 million in the carrying value of our investment in Huntsman International Holdings to reflect the proportionate share of the underlying net assets.

(d)

All per share information has been restated to give effect to the shares issued in connection with the Reorganization Transaction and our initial public offering of common stock on February 16, 2005 and the shares issued in connection with the exchange of the HMP Warrants on March 14, 2005.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

We are among the world’s largest global manufacturers of differentiated chemical products; we also manufacture inorganic and commodity chemical products. Our products comprise a broad range of chemicals and formulations, which we market in more than 100 countries to a diversified group of consumer and industrial customers. Our products are used in a wide range of applications, including those in the adhesives, aerospace, automotive, construction products, durable and non-durable consumer products, electronics, medical, packaging, paints and coatings, power generation, refining, synthetic fiber, textile chemicals and dye industries. We are a leading global producer in many of our key product lines, including MDI, amines, surfactants, epoxy-based polymer formulations, textile chemicals, dyes, maleic anhydride and titanium dioxide. Our administrative, research and development and manufacturing operations are primarily conducted at the 75 facilities that we own or lease. Our facilities are located in 24 countries and we employ approximately 15,000 associates worldwide. Our businesses benefit from vertical integration, large production scale in certain products and proprietary manufacturing technologies, which allow us to maintain a low-cost position.

Our business is organized around our six segments: Polyurethanes, Materials and Effects, Performance Products, Pigments, Polymers and Base Chemicals. These segments can be divided into three broad categories: differentiated, inorganic and commodity. Our Polyurethanes, Materials and Effects and Performance Products segments produce differentiated products, our Pigments segment produces inorganic products and our Polymers and Base Chemicals segments produce commodity chemicals.

Growth in our Polyurethanes and Materials and Effects segments has been driven by the continued substitution of our products for other materials across a broad range of applications, as well as by the level of global economic activity. Historically, demand for many of these products has grown at rates in excess of GDP growth. In Polyurethanes, this growth, particularly in Asia, has recently resulted in improved demand and higher industry capacity utilization rates for many of our key products, including MDI.

In our Performance Products segment, demand for our performance specialties has generally continued to grow at rates in excess of GDP as overall demand is significantly influenced by new product and application development. Overall demand for most of our performance intermediates has generally been stable or improving, but excess surfactant manufacturing capacity and a decline in the use of LAB in new detergent formulations have continued to keep margins under pressure. Ethylene glycol industry operating rates and profitability have declined since 2005 due to additional capacity coming on stream. Over time, demand for maleic anhydride has generally grown at rates that slightly exceed GDP growth. However, given its dependence on the UPR market, which is heavily influenced by construction end markets, maleic anhydride demand can be cyclical.

Historically, demand for titanium dioxide pigments has grown at rates approximately equal to global GDP growth. Pigment prices have historically reflected industry-wide operating rates but have typically lagged behind movements in these rates by up to twelve months due to the effects of product stocking and destocking by customers and producers, contract arrangements and seasonality. The industry experiences some seasonality in its sales because sales of paints, the largest end use for titanium dioxide, generally peak during the spring and summer months in the northern hemisphere. This results in greater sales volumes in the second and third quarters of the year.

The profitability of our Polymers and Base Chemicals segments has historically been cyclical in nature. The industry has recently operated in an up cycle that resulted primarily from strong demand reflecting global economic conditions and the fact that there have been no recent capacity additions in our markets. However, volatile crude oil and natural gas-based raw materials costs and a recent weakening in demand could negatively impact the profitability of our Polymers and Base Chemicals segments. In addition, the profitability of our Base Chemicals segment has been negatively impacted in 2006 and will be negatively impacted in 2007 by the fire at our Port Arthur, Texas manufacturing plant. During 2006, we sold our U.S. butadiene and MTBE business and our European base chemicals and polymers business.

On February 15, 2007, we entered into an agreement (the “Original Agreement”) pursuant to which Flint Hills Resources (“FHR”), a wholly owned subsidiary of Koch, agreed to acquire our North American base chemicals and polymers business assets for approximately $456 million in cash, plus the value of inventory on the date of closing. We will retain other elements of working capital, including accounts receivable, accounts payable and certain accrued liabilities, which will be liquidated for cash in the ordinary course of business.  On June 22, 2007, we entered into an Amended and Restated Asset Purchase Agreement (the “Amended and Restated Agreement”) with FHR that amends certain terms of the Original Agreement to, among other things, provide for the closing of the sale of our North American polymers business assets on August 1, 2007 for $150.0 million plus the value of associated inventory on an average actual cost basis (the “North American Polymers Disposition”). We received total consideration for the North American Polymers Disposition of approximately $348 million on August 1, 2007, which is subject to post-closing adjustments. The net proceeds from the North American Polymers Disposition were used to repay debt.  As of December 31, 2006, the long-lived assets of the North American polymers business were classified as held and used.  Beginning in the second quarter of 2007, the results of operations of the North American polymers business have been classified as discontinued operations. All periods presented herein have been reclassified.

The Amended and Restated Agreement also provides for the separate closing of our U.S. base chemicals business for the remaining $306.0 million of sales price plus the value of associated inventory on an average actual cost basis (approximately

$60 million at June 30, 2007), following the restart of our Port Arthur, Texas olefins manufacturing facility, which is expected to occur during the fourth quarter of 2007 (the “Pending U.S. Base Chemicals Disposition” and together with the North American Polymers Disposition, the “Pending U.S. Petrochemical Disposition”).

OUTLOOK

As we enter 2007, we continue to experience many positive trends across our businesses and the markets that we serve. Raw material and energy prices have declined, while at the same time, demand and selling prices for many of our products continue to improve. We anticipate that the earnings in our Polyurethanes, Materials and Effects and Performance Products segments—the differentiated segments that will remain following the expected completion of the Pending U.S. Petrochemicals Disposition—will be higher in the first quarter of 2007 as compared to the fourth quarter of 2006 and also will be higher for the full year 2007 as compared to the full year 2006. In Pigments, we are guardedly optimistic in our outlook for the upcoming spring paint season in light of the softness in demand that we experienced in the fourth quarter of 2006. We believe that higher earnings in our differentiated segments, together with substantially lower interest expense, will have a positive impact on our earnings in the coming quarters.

RESULTS OF OPERATIONS

The following table sets forth the condensed consolidated results of operations for the years ended December 31, 2006, 2005 and 2004 (dollars in millions):

	Year Ended December 31,			Percent Change
	2006	2005	2004	2006 vs 2005	2005 vs 2004
	(in millions)

Revenues	$9,205.1	$9,327.9	$8,452.4	(1)%	10%
Cost of goods sold	7,769.5	7,861.6	7,308.8	(1)%	8%
Gross profit	1,435.6	1,466.3	1,143.6	(2)%	28%
Operating expense	755.6	757.3	628.0	—%	21%
Restructuring, impairment and plant closing costs	23.1	110.9	274.4	(79)%	(60)%
Operating income	656.9	598.1	241.2	10%	148%

Interest expense, net	(350.7)	(426.6)	(612.6)	(18)%	(30)%
Loss on sale of accounts receivable	(13.3)	(9.0)	(13.3)	48%	(32)%
Equity in income of unconsolidated affiliates	3.6	8.2	4.0	(56)%	105%
Loss on early extinguishment of debt	(27.1)	(322.5)	(25.6)	(92)%	NM
Other expense	1.3	(0.1)	—	NM	NM
Income (loss) from continuing operations before income taxes, minority interest and accounting changes	270.7	(151.9)	(406.3)	NM	(63)%

Income tax benefit	50.1	50.4	80.4	(1)%	(37)%
Minority interests in subsidiaries’ income	(2.9)	(1.7)	(7.2)	71%	(76)%
Income (loss) from continuing operations	317.9	(103.2)	(333.1)	NM	(69)%

(Loss) income from discontinued operations (including a loss on disposal of $301.8 in 2006 and $36.4 in 2005), net of tax	(144.0)	96.3	105.4	NM	(9)%
Extraordinary gain on the acquisition of a business, net tax of nil	55.9	—	—	NM	NM
Cumulative effect of changes in accounting principle, net of tax	—	(27.7)	—	NM	NM
Net income (loss)	229.8	(34.6)	(227.7)	NM	(85)%

Interest expense, net	350.7	426.6	612.6	(18)%	(30)%
Income tax benefit from continuing operations	(50.1)	(50.4)	(80.4)	(1)%	(37)%
Income tax expense from discontinued operations and cumulative effect of changes in accounting principle	35.1	71.0	51.3	(51)%	38%
Depreciation and amortization	465.7	500.8	536.8	(7)%	(7)%
EBITDA(1)	$1,031.2	$913.4	$892.6	13%	2%

Net cash provided by operating activities	$893.1	$968.6	$180.8	(8)%	436%
Net cash used in investing activites	173.9	(463.7)	(230.0)	NM	102%
Net cash (used in) provided by financing activities	(961.2)	(603.0)	83.5	59%	NM

NM—Not meaningful

The following table sets forth certain items of (expense) income included in EBITDA (dollars in millions):

	Year ended December 31,
	2006	2005	2004
Loss on early extinguishment of debt	$(27.1)	$(322.5)	$(25.6)
Loss on accounts receivable securitization program	(13.3)	(9.0)	(13.3)
Legal and contract settlement expense, net	—	—	(6.6)
Amounts included in discontinued operations	(17.8)	280.2	268.3
Cumulative effect of changes in accounting principle	—	(30.6)	—
Loss on sale of businesses/assets, net	(209.4)	(36.4)	—
Recovery of property losses	8.8	—	—
Extraordinary gain on the acquisition of a business	55.9	—	—

Restructuring, impairment and plant closing (costs) credits:
Polyurethanes	2.7	(13.4)	(36.9)
Materials and Effects	(3.8)	(0.5)	(9.0)
Performance Products	(2.2)	(11.1)	(97.5)
Pigments	(3.8)	(30.1)	(123.3)
Polymers	—	—	—
Base Chemicals	(8.3)	(6.2)	(0.3)
Corporate and other	(7.7)	(49.6)	(7.4)
Total restructuring, impairment and plant closing costs	(23.1)	(110.9)	(274.4)
Total	$(226.0)	$(229.2)	$(51.6)

(1)       EBITDA is defined as net income (loss) before interest, income taxes, depreciation and amortization. We believe that EBITDA enhances an investor’s understanding of our financial performance and our ability to satisfy principal and interest obligations with respect to our indebtedness. However, EBITDA should not be considered in isolation or viewed as a substitute for net income, cash flow from operations or other measures of performance as defined by generally accepted accounting principles in the U.S. (“GAAP”). Moreover, EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the method of calculation. Our management uses EBITDA to assess financial performance and debt service capabilities. In assessing financial performance, our management reviews EBITDA as a general indicator of economic performance compared to prior periods. Because EBITDA excludes interest, income taxes, depreciation and amortization, EBITDA provides an indicator of general economic performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, or levels of depreciation and amortization. Accordingly, our management believes this type of measurement is useful for comparing general operating performance from period to period and making certain related management decisions. EBITDA is also used by securities analysts, lenders and others in their evaluation of different companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be highly dependent on a company’s capital structure, debt levels and credit ratings. Therefore, the impact of interest expense on earnings can vary significantly among companies. In addition, the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the various jurisdictions in which they operate. As a result, effective tax rates and tax expense can vary considerably among companies. Finally, companies employ productive assets of different ages and utilize different methods of acquiring and depreciating such assets. This can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies. Our management also believes that our investors use EBITDA as a measure of our ability to service indebtedness as well as to fund capital expenditures and working capital requirements. Nevertheless, our management recognizes that there are material limitations associated with the use of EBITDA in the evaluation of our Company as compared to net income, which reflects overall financial performance, including the effects of interest, income taxes, depreciation and amortization. EBITDA excludes interest expense. Because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate revenue. Therefore, any measure that excludes interest expense has material limitations. EBITDA also excludes taxes. Because the payment of taxes is a necessary element of our operations, any measure that excludes tax expense has material limitations. Finally, EBITDA excludes depreciation and amortization expense. Because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue. Therefore, any measure that excludes depreciation and amortization expense has material limitations. Our management compensates for the limitations of using EBITDA by using it to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Our management also uses other metrics to evaluate capital structure, tax planning and capital investment decisions. For example, our management uses credit ratings and net debt ratios to evaluate capital structure, effective tax rate by jurisdiction to evaluate tax planning, and payback period and internal rate of return to evaluate capital investments. Our management also uses trade working capital to evaluate its investment in accounts receivable and inventory, net of accounts payable.

We believe that net income (loss) is the performance measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA and that cash provided by operating activities is the liquidity measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA. The following table reconciles EBITDA to net income and to net cash provided by operations (dollars in millions):

	Year Ended December 31,			Percent Change
	2006	2005	2004	2006 vs 2005	2005 vs 2004
EBITDA	$1,031.2	$913.4	$892.6	13%	2%
Depreciation and amortization	(465.7)	(500.8)	(536.8)	(7)%	(7)%
Interest expense, net	(350.7)	(426.6)	(612.6)	(18)%	(30)%
Income tax benefit from continuing operations	50.1	50.4	80.4	(1)%	(37)%
Income tax expense from discontinued operations and cumulative effect of change in accounting principle, net of tax	(35.1)	(71.0)	(51.3)	(51)%	38%
Net income (loss)	229.8	(34.6)	(227.7)	NM	(85)%
Cumulative effect of changes in accounting principle, net of tax	—	27.7	—	NM	NM
Extraordinary gain on the acquisition of a business, net of tax	(55.9)	—	—	NM	NM
Equity in income of investment in unconsolidated affiliates	(3.6)	(8.2)	(4.0)	(56)%	(105)%
Depreciation and amortization	465.7	500.8	536.8	(7)%	(7)%
Loss on disposal of businesses/assets	209.4	35.4	2.4	492%	NM
Noncash restructuring, impairment and plant closing costs	18.1	58.6	138.0	(69)%	(58)%
Loss on early extinguishment of debt	27.1	322.5	25.6	96%	NM
Noncash interest	5.1	49.8	166.0	(90)%	(70)%
Deferred income taxes	(82.4)	(3.1)	(64.5)	NM	(95)%
Unrealized (gain) loss on foreign currency transactions	(42.4)	15.3	(111.7)	NM	NM
Other, net	32.1	2.1	(6.1)	NM	NM
Changes in operating assets and liabilities	90.1	2.3	(274.0)	NM	NM
Net cash provided by operating activities	$893.1	$968.6	$180.8	(8)%	436%

NM—Not meaningful

YEAR ENDED DECEMBER 31, 2006 COMPARED TO YEAR ENDED DECEMBER 31, 2005

For the year ended December 31, 2006, we had net income of $229.8 million on revenues of $9,205.1 million compared to a net loss of $34.6 million on revenues of $9,327.9 million for 2005. The increase of $264.4 million in our net income was the result of the following items:

•                  Revenues for the year ended December 31, 2006 decreased by $122.8 million as compared to 2005 due principally to lower sales volumes in our Performance Products, Pigments and Base Chemicals segments. This decrease was partially offset by increased sales volumes in our Polyurethanes and Materials and Effects segments and increased average selling prices in our Polyurethanes, Performance Products, Pigments and Base Chemicals segments. For more information, see “—Segment Analysis” below.

•                  Gross profit for the year ended December 31, 2006 decreased by $30.7 million, or 2%, as compared to 2005. This decrease in gross profit, which occurred in all of our segments except Performance Products, was mainly due to lower margins, as raw material and energy costs increased more than average selling prices during the year ended December 31, 2006 as compared to 2005. For more information, see “—Segment Analysis” below.

•                  Operating expenses for the year ended December 31, 2006 remained relatively unchanged at $755.6 million, as compared to $757.3 million for 2005. Higher operating expenses related to the Textile Effects Acquisition on June 30, 2006 were offset in part by a $90.3 million gain on the sale of our U.S. butadiene and MTBE business on June 27, 2006 and a resulting reduction in operating expenses.

•                  Restructuring, impairment and plant closing costs for the year ended December 31, 2006 decreased to $23.1 million from $110.9 million in 2005. For further information concerning restructuring activities, see “Note 11. Restructuring, Impairment and Plant Closing Costs” to our consolidated financial statements included elsewhere in this report.

•                  Net interest expense for the year ended December 31, 2006 decreased by $75.9 million, or 18%, as compared to 2005. This decrease was primarily due to lower average debt balances which resulted from the repayment of debt and from lower average interest rates despite higher underlying interest rates on variable rate borrowings.

•                  Loss on early extinguishment of debt decreased for the year ended December 31, 2006 by $295.4 million, or 92%, as compared to 2005, resulting from higher repayment of debt during 2005 primarily from the proceeds of our initial public offering and operating cash flows.

•                  Income tax benefit decreased by $0.3 million to a benefit of $50.1 million for the year ended December 31, 2006 as compared with a benefit of $50.4 million for the same period in 2005. Our tax obligations are affected by the mix of income and losses in the tax jurisdictions in which we operate. Our tax benefit decreased while pre-tax income increased largely due to the reversal of accruals for tax contingencies resulting from tax authority examination settlements and the favorable precedent from a court decision for another taxpayer, the release of valuation allowances in the U.K. resulting from a change in judgment about the realizability of deferred tax assets, net decreases in operating income in jurisdictions that record a tax benefit, and net increases in operating income in jurisdictions with a full valuation allowance. For further information concerning taxes, see “Note 19. Income Taxes” to our consolidated financial statements included elsewhere in this report.

•                  The loss from discontinued operations represents the operating results and loss on disposal of our former North American polymers business, our former European base chemicals and polymers business and our former TDI business. Our 2006 loss from discontinued operations included a loss on disposal of $301.8 million, related to the U.K. Petrochemicals Disposition. The income from discontinued operations in 2005 included a loss on disposal of our TDI business of $36.4 million. For further information, see “Note 3. Discontinued Operations” to our consolidated financial statements included elsewhere in this report.

•                  The extraordinary gain on the acquisition of a business represents the fair value of the net assets acquired in excess of the purchase price paid for the textile effects business, after the values of all long-lived assets were reduced to zero. For more information, see “Note 4. Business Dispositions and Combinations—Textile Effects Acquisition” to our consolidated financial statements included elsewhere in this report.

•                  During the fourth quarter of 2005, we adopted FIN 47, Accounting for Conditional Asset Retirement Obligations, and recorded a charge for the cumulative effect of this change in accounting principle of $31.7 million ($0.14 per diluted share), net of tax of $4.8 million. Also in 2005, we accelerated the date of the actuarial measurement for our pension and postretirement benefit obligations from December 31 to November 30. The effect of the change in measurement date on the respective obligations and assets of the plan resulted in a cumulative effect of a change in accounting principle credit of $4.0 million ($0.02 per diluted share), net of tax of $1.9 million, recorded effective January 1, 2005.

SEGMENT ANALYSIS

In the first quarter of 2007, the results of our APAO facility were reported in our Materials and Effects segment. These results were previously reported in our Polymers segment. In the second quarter of 2007, our Australian styrenics business was transferred from our Polymers segment to Corporate and other.  In the fourth quarter of 2006, our Port Neches olefins facility was transferred from our Base Chemicals segment to our Performance Products segment. All segment information for prior periods has been restated to reflect these transfers.

YEAR ENDED DECEMBER 31, 2006 COMPARED TO YEAR ENDED DECEMBER 31, 2005

The following tables set forth the revenues and EBITDA for each of our operating segments (dollars in millions):

	Year ended December 31,
	2006	2005	Percent Change
Revenues
Polyurethanes	$3,457.2	$3,396.3	2%
Materials and Effects	1,792.4	1,237.3	45%
Performance Products	2,036.8	2,025.4	1%
Pigments	1,057.8	1,052.8	—%
Polymers	—	—	—%
Base Chemicals	963.1	1,775.5	(46)%
Eliminations and other	(102.2)	(159.4)	(36)%
Total	$9,205.1	$9,327.9	(1)%

	Year ended December 31,
	2006	2005	Percent Change

Segment EBITDA
Polyurethanes	$582.5	$676.3	(14)%
Materials and Effects	154.1	153.4	—%
Performance Products	207.8	164.9	26%
Pigments	112.8	115.3	(2)%
Polymers	121.1	165.8	(27)%
Base Chemicals	11.9	256.7	(95)%
Corporate and other	(159.0)	(619.0)	(74)%
Total	$1,031.2	$913.4	13%

POLYURETHANES

For the year ended December 31, 2006, Polyurethanes segment revenues increased by $60.9 million, or 2%, as compared to 2005. This increase was primarily a result of 5% growth in MDI sales volumes, partially offset by lower volumes in MTBE and a decline in MDI average selling prices. Lower average MDI selling prices were due to pricing pressures in Asia and Europe in response to the expectation of new industry capacity. The increase in MDI sales volumes was driven mainly by strong growth in insulation-related applications. MTBE revenues declined as a result of a 3% reduction in sales volumes as we improved PO/MTBE plant optimization by reducing our production of byproduct MTBE.

For the year ended December 31, 2006, Polyurethanes segment EBITDA decreased to $582.5 million as compared to $676.3 million for 2005. The decrease was a result of lower sales volumes, largely MTBE and trade sales, coupled with lower contribution margins from both MDI and MTBE. MDI margins were lower due to downward pricing pressure and record raw material costs. MTBE margins were lower as our sales of MTBE moved from the U.S. to markets outside the U.S. Polyurethanes segment EBITDA was also impacted, in part, by lower losses in 2006 from the discontinued TDI operations of $42.0 million, as compared to 2005, a gain of $8.8 million in 2006 related to property loss recoveries and lower year-on-year restructuring, impairment and plant closing costs. During the year ended December 31, 2006, our Polyurethanes segment recorded a restructuring, impairment and plant closing credit of $2.7 million as compared to a charge of $13.4 million in 2005. For further information concerning restructuring activities, see “Note 11. Restructuring, Impairment and Plant Closing Costs” to our consolidated financial statements included elsewhere in this report.

MATERIALS AND EFFECTS

Materials and Effects revenues for the year ended December 31, 2006 increased by $555.1 million, or 45%, as compared to 2005. This increase is primarily due to the Textile Effects Acquisition on June 30, 2006. The textile effects business contributed $461.6 million of revenue for the year ended December 31, 2006, while advanced materials revenues for the same period increased by $93.5 million, or 7%, as compared to 2005. The increase in advanced materials revenues was primarily attributable to higher sales volumes. Average selling prices were lower in Europe and Asia in response to price competition in the first half of 2006, but these lower average selling prices were offset by higher average selling prices in the Americas. Sales volumes increased in all regions and in most markets as a result of improved demand and the introduction of additional product lines.

Materials and Effects EBITDA for the year ended December 31, 2006 increased by $0.7 million, as compared to 2005. The textile effects business contributed $11.8 million to segment EBITDA for the year ended December 31, 2006, while advanced materials EBITDA for the same period decreased by $11.1 million, or 7%, as compared to 2005. Advanced materials EBITDA decreased primarily due to increased manufacturing and energy costs of $14.2 million and higher operating expenses of $14.1 million, partially in support of new business development initiatives and a result of a negative foreign currency exchange impact. During the year ended December 31, 2006, our Materials and Effects segment recorded restructuring, impairment and plant closing costs of $3.8 million as compared to $0.5 million in 2005. For further information concerning restructuring activities, see “Note 11. Restructuring, Impairment and Plant Closing Costs” to our consolidated financial statements included elsewhere in this report.

PERFORMANCE PRODUCTS

For the year ended December 31, 2006, Performance Products revenues increased by $11.4 million, or 1%, as compared with 2005, primarily as the result of higher average selling prices for all major product lines partially offset by lower sales volume in certain product lines. Average selling prices increased 9% in response to higher raw material and energy costs. The 8% decline in sales volumes was principally due to lower sales of glycols and other intermediates, partially offset by improved sales volumes in our specialties product group.

For the year ended December 31, 2006, Performance Products segment EBITDA increased by $42.9 million, or 26%, as compared with 2005. This increase was primarily due to profitable growth in our specialties product group, the receipt of insurance proceeds and reduced repair costs associated with the 2005 U.S. Gulf Coast storms and lower restructuring, impairment and plant closing costs. These increases were partially offset by lower glycol earnings. During the years ended December 31, 2006 and 2005, the Performance Product segment recorded restructuring, impairment and plant closing charges of $2.2 million and $11.1 million, respectively. For further information concerning restructuring activities, see “Note 11. Restructuring, Impairment and Plant Closing Costs” to our consolidated financial statements included elsewhere in this report.

PIGMENTS

For the year ended December 31, 2006, Pigments revenues increased slightly to $1,057.8 million, as compared to $1,052.8 million for 2005. The increase resulted principally from a 1% increase in average selling prices, offset by a 1% decrease in sales volumes. Average selling prices increased in Europe primarily as a result of positive foreign currency exchange impacts on selling prices. Sales volumes decreased primarily due to lower customer demand in North America.

Pigments segment EBITDA for the year ended December 31, 2006 decreased by $2.5 million, or 2%, as compared to 2005, resulting primarily from lower contribution margins related to higher raw material and energy costs, offset in part by lower restructuring, impairment and plant closing costs. During the years ended December 31, 2006 and 2005, our Pigments segment recorded restructuring, impairment and plant closing charges of $3.8 million and $30.1 million, respectively. For further information concerning restructuring activities, see “Note 11. Restructuring, Impairment and Plant Closing Costs” to our consolidated financial statements included elsewhere in this report.

POLYMERS

The operating results of our North American polymers business are classified as discontinued operations and, accordingly, the revenues of this business are excluded from the Polymers segment revenues for all periods presented. The EBITDA of our North American polymers business is included in the Polymers segment EBITDA for all periods presented.

For the year ended December 31, 2006, Polymers segment EBITDA decreased by $44.7 million, or 27%, as compared to 2005. This decrease in segment EBITDA resulted principally from lower contribution margins as raw materials and energy costs increased more than average selling prices.

BASE CHEMICALS

Beginning in the third quarter of 2006, the operating results of our European base chemicals and polymers business were classified as discontinued operations and, accordingly, the revenues of this business are excluded from the Base Chemicals segment revenues for all periods presented. The EBITDA of our European base chemicals and polymers business is included in the Base Chemicals segment EBITDA for all periods presented.

For the year ended December 31, 2006, Base Chemicals revenues decreased by $812.4 million, or 46%, as compared to 2005. This decrease was mainly due to a 50% decrease in sales volumes, partially offset by a 7% increase in average selling prices. The sales volume decrease was driven principally by 48% lower sales volumes of olefins which resulted from the fire at our Port Arthur, Texas manufacturing plant, the unplanned outages at our Jefferson County, Texas production facilities that resulted from the 2005 U.S. Gulf Coast storms and the divestiture of our U.S. butadiene and MTBE business on June 27, 2006. Higher average selling prices resulted primarily in response to higher raw material and energy costs.

For the year ended December 31, 2006, Base Chemicals segment EBITDA decreased by $244.8 million, or 95%, as compared to 2005. The decrease in segment EBITDA was due to lost sales volumes related to the fire at our Port Arthur, Texas manufacturing plant and lower contribution margins as raw material and energy costs increased more than average selling prices. We estimate that segment EBITDA was negatively impacted by approximately $166 million in 2006 due to lost olefins sales volumes and damage related to the fire at our Port Arthur, Texas plant. For further information, see “Note 22. Casualty Losses and Insurance Recoveries—Port Arthur, Texas Plant Fire” to our consolidated financial statements included elsewhere in this report. A $280.1 million loss on the U.K. Petrochemical Disposition also contributed to the lower segment EBITDA. See “Note 3. Discontinued Operations” to our consolidated financial statements included elsewhere in this report. This decrease in segment EBITDA was partially offset by a $90.3 million gain on the sale of our U.S. butadiene and MTBE business in 2006. During the year ended December 31, 2006 and 2005, our Base Chemicals segment recorded restructuring, impairment and plant closing charges of $8.3 million and $6.2 million, respectively. For further information concerning restructuring activities, see “Note 11. Restructuring, Impairment and Plant Closing Costs” to our consolidated financial statements included elsewhere in this report. Excluding impairment, EBITDA from our European base chemicals business was $165.1 million for the year ended December 31, 2006 compared to $176.1 million for the year ended December 31, 2005.

CORPORATE AND OTHER

Corporate and other items include unallocated corporate overhead, foreign exchange gains and losses, loss on accounts receivable securitization program, loss on the early extinguishment of debt, other non-operating income and expense, minority interest in subsidiaries’ (income) loss, the extraordinary gain on acquisition of a business, cumulative effect of changes in accounting principle, the impact of purchase accounting adjustments and the operating results of our Australian sytenics business. For the year ended December 31, 2006, EBITDA from corporate and other items improved by $460.0 million to a loss of $159.0 million from a loss of $619.0 million for 2005. The improvement primarily resulted from a decrease in expenses of $295.4 million related to the loss on early extinguishment of debt, an increase of $42.1 million in unallocated foreign currency gains, an extraordinary gain of $55.9 million related to the Textile Effects Acquisition, a $30.6 million cumulative effect of changes in accounting principle charge in 2005 and improvement in the operating results of our Australian styrenics business of $53.2 million, partially offset by a $21.7 million loss attributable to the U.K. Petrochemicals Disposition.

YEAR ENDED DECEMBER 31, 2005 COMPARED TO YEAR ENDED DECEMBER 31, 2004

For the year ended December 31, 2005, we had a net loss of $34.6 million on revenues of $9,327.9 million compared to a net loss of $227.7 million on revenues of $8,452.4 million for 2004. The improvement of $193.1 million in our net loss was the result of the following items:

•                  Revenues for the year ended December 31, 2005 increased by $875.5 million, or 10%, as compared with 2004 due principally to higher average selling prices in all of our operating segments, primarily in response to higher raw materials and energy costs. For further information, see “—Segment Analysis” below.

•                  Gross profit for the year ended December 31, 2005 increased by $322.7 million, or 28%, as compared to 2004. This increase in gross profit, which occurred in our Polyurethanes and Pigments segments, was mainly due to higher margins as average selling prices increased more than raw material and energy costs in 2005 as compared with 2004. The decrease in gross profit in our Materials and Effects, Performance Products and Base Chemicals segments resulted from the impact of the 2005 U.S. Gulf Coast storms, which resulted in a loss of sales, repair costs and higher raw material costs. For further information, see “—Segment Analysis” below.

•                  Operating expenses for the year ended December 31, 2005 increased by $129.3 million, or 21%, as compared with 2004, primarily due to higher foreign currency losses.

•                  Restructuring, impairment and plant closing costs for the year ended December 31, 2005 decreased to $110.9 million from $274.4 million in 2004. For further information concerning restructuring activities, see “Note 11. Restructuring, Impairment and Plant Closing Costs” to our consolidated financial statements included elsewhere in this report.

•                  Net interest expense for the year ended December 31, 2005 decreased by $186.0 million, or 30%, as compared with 2004, primarily due to lower average debt balances resulting from the repayment of debt from the proceeds of our initial public offering on February 16, 2005 and operating cash flows, and from lower average interest rates despite higher underlying interest rates on variable rate borrowings.

•                  Income tax benefit decreased by $30.0 million to a benefit of $50.4 million for the year ended December 31, 2005 as compared with a benefit of $80.4 million for the same period in 2004. The reduction in income tax benefit was largely due to reduced pre-tax loss. Our tax obligations are affected by the mix of income and losses in the tax jurisdictions in which we operate. The change in income tax expense includes changes in our mix of income and losses, as well as non-recurring items of expense and benefit recognized each year.

•                  The loss from discontinued operations represents the operating results of our former North American polymers business, our former European base chemicals and polymers business and the operating results and loss on disposal of our former TDI business. For further information, see “Note 3. Discontinued Operations” to our consolidated financial statements included elsewhere in this report.

•                  During the fourth quarter of 2005, we adopted FIN 47, Accounting for Conditional Asset Retirement Obligations, and recorded a charge for the cumulative effect of this change in accounting principle of $31.7 million ($0.14 per diluted share), net of tax of $4.8 million. Also in 2005, we accelerated the date of the actuarial measurement for our pension and postretirement benefit obligations from December 31 to November 30. The effect of the change in measurement date on the respective obligations and assets of the plan resulted in a cumulative effect of a change in accounting principle credit of $4.0 million ($0.02 per diluted share), net of tax of $1.9 million, recorded effective January 1, 2005.

SEGMENT ANALYSIS

YEAR ENDED DECEMBER 31, 2005 COMPARED TO YEAR ENDED DECEMBER 31, 2004

The following tables set forth the revenues and EBITDA for each of our operating segments (dollars in millions):

	Year ended December 31,
	2005	2004	Percent Change
Revenues
Polyurethanes	$3,396.3	$2,818.0	21%
Materials and Effects	1,237.3	1,211.4	2%
Performance Products	2,025.4	1,945.5	4%
Pigments	1,052.8	1,048.1	—%
Polymers	—	—	—%
Base Chemicals	1,775.5	1,715.3	4%
Eliminations and other	(159.4)	(285.9)	(44)%
Total	$9,327.9	$8,452.4	10%

	Year ended December 31,
	2005	2004	Percent Change
Segment EBITDA
Polyurethanes	$676.3	$364.0	86%
Materials and Effects	153.4	153.1	—%
Performance Products	164.9	88.5	86%
Pigments	115.3	(30.0)	NM
Polymers	165.8	71.2	133%
Base Chemicals	256.7	278.7	(8)%
Corporate and other	(619.0)	(32.9)	NM
Total	$913.4	$892.6	2%

NM—Not meaningful

POLYURETHANES

For the year ended December 31, 2005, Polyurethanes segment revenues increased by $578.3 million, or 21%, as compared with 2004, primarily as a result of increased MDI and MTBE revenues. MDI revenues increased by 25% due to 29% higher average selling prices. The increase in MDI selling prices was driven by improved market conditions, stronger growth in higher value applications, and in response to higher raw material and energy costs. MDI sales volumes were 3% lower principally due to product availability limitations and the effects of unplanned outages related to the U.S. Gulf Coast storms. MTBE revenues increased by 28% as a result of 38% higher average selling prices. The increase in MTBE average selling prices was principally due to strong demand and tight supplies in the market. MTBE sales volumes decreased by 8% primarily due to loss of production related to unplanned outages for maintenance and the U.S. Gulf Coast storms.

For the year ended December 31, 2005, Polyurethanes segment EBITDA increased by $312.3 million, or 86%, as compared with 2004. Segment EBITDA increased primarily as a result of higher contribution margins, with average selling prices more than offsetting increases in raw material and energy costs. Margin improvements were partially offset by higher losses from discontinued operations and the negative impact of the U.S. Gulf Coast storms. During the years ended December 31, 2005 and 2004, our Polyurethanes segment recorded a loss from discontinued operations of its TDI business of $43.9 million and $7.8 million, respectively. In addition, our Polyurethanes segment recorded restructuring, impairment and plant closing costs of $13.4 million in the year ended December 31, 2005 as compared with $36.9 million in 2004. For further information concerning restructuring activities, see “Note 11. Restructuring, Impairment and Plant Closing Costs” to our consolidated financial statements included elsewhere in this report.

MATERIALS AND EFFECTS

Materials and Effects revenues for the year ended December 31, 2005 increased by $25.9 million, or 2%, as compared with 2004, primarily attributable to an 8% increase in average selling prices, with sales volumes down 6%. Average selling prices were higher due to price increase initiatives in certain markets in response to higher raw material costs and due to a higher value product mix. Our ongoing portfolio re-alignment activities resulted in higher sales volumes in some of our markets, which were more than offset by lower sales volumes of basic epoxy resins in the coatings, construction and adhesives markets and reduced volumes of electronic laminates products.

Materials and Effects segment EBITDA for the year ended December 31, 2005 increased by $0.3 million as compared with 2004. Segment EBITDA improved on higher revenues and an improved product mix, resulting from increased sales volumes of higher margin adhesives and power and composite engineering applications. These improvements were offset by higher raw material costs caused principally by decreased supplies of materials and higher energy prices related to the U.S. Gulf Coast storms and a reduction of $8.7 million in legal and contract settlement gains. In addition, our Materials and Effects segment recorded restructuring, impairment and plant closing costs of $0.5 million and $9.0 million during the years ended December 31, 2005 and 2004, respectively. For further information concerning restructuring activities, see “Note 11. Restructuring, Impairment and Plant Closing Costs” to our consolidated financial statements included elsewhere in this report.

PERFORMANCE PRODUCTS

For the year ended December 31, 2005, Performance Products revenues increased by $79.9 million, or 4%, as compared with 2004, primarily as a result of higher average selling prices for all major product lines, offset by lower sales volumes in certain product lines. Overall, average selling prices increased by 17% in response to higher raw material and energy costs and improved market conditions for certain products. Sales volumes declined by 11% principally due to the loss of production volume in the U.S. related to the U.S. Gulf Coast storms and the unplanned outage at our PO facility, together with lower sales of glycols and certain surfactants.

For the year ended December 31, 2005, Performance Products segment EBITDA increased by $76.4 million, or 86%, as compared with 2004, resulting primarily from lower restructuring, impairment and plant closing costs and higher margins, partially offset by lower sales volumes and the negative impact of the U.S. Gulf Coast storms. During the years ended December 31, 2005 and 2004, the Performance Products segment recorded restructuring, impairment and plant closing charges of $11.1 million and $97.5 million, respectively. For further information concerning restructuring activities, see “Note 11. Restructuring, Impairment and Plant Closing Costs” to our consolidated financial statements included elsewhere in this report.

PIGMENTS

For the year ended December 31, 2005, Pigments revenues remained relatively unchanged at $1,052.8 million, as compared with revenues of $1,048.1 million in 2004, resulting principally from a 6% increase in average selling prices, offset in part by a 5% reduction in sales volumes. Sales volumes were lower due to the restructuring of our Grimsby, U.K. and Umbogintwini, South Africa facilities during 2004 and due to lower end-use demand across all regions. Average selling prices increased in all regions and benefited from price increase initiatives implemented during late 2004 and 2005.

Pigments segment EBITDA for the year ended December 31, 2005 increased by $145.3 million to $115.3 million from negative $30.0 million for 2004. During the years ended December 31, 2005 and 2004, our Pigments segment recorded restructuring, impairment and plant closing charges of $30.1 million and $123.3 million, respectively. For further information concerning restructuring activities, see “Note 11. Restructuring, Impairment and Plant Closing Costs” to our consolidated financial statements included elsewhere in this report. This increase in segment EBITDA during 2005 was due primarily to the combination of lower restructuring, impairment and plant closing costs, $15.1 million of lower legal settlement costs related to Discoloration Claims and higher margins during 2005.

POLYMERS

The operating results of our North American polymers business are classified as discontinued operations and, accordingly, the revenues of this business are excluded from the Polymers segment revenues for all periods presented. The EBITDA of our North American polymers business is included in the Polymers segment EBITDA for all periods presented.

For the year ended December 31, 2005, Polymers segment EBITDA increased by $94.6 million to $165.8 million from $71.2 million in 2004. This increase in segment EBITDA resulted primarily from higher contribution margins, as average selling prices increased more than raw material and energy costs. During the years ended December 31, 2005 and 2004, our Polymers segment recorded restructuring, impairment and plant closing charges of $3.2 million and $8.5 million, respectively, related to restructuring initiatives at the Odessa, Texas styrene manufacturing facility.

BASE CHEMICALS

Beginning in the third quarter of 2006, the operating results of our European base chemicals and polymers business were classified as discontinued operations and, accordingly, the revenues of this business are excluded from the Base Chemicals segment revenues for all periods presented. The EBITDA of our European base chemicals and polymers business is included in the Base Chemicals segment EBITDA for all periods presented.

For the year ended December 31, 2005, Base Chemicals revenues increased by $60.2 million, or 4%, as compared with 2004. This increase was due mainly to a 29% increase in average selling prices, partially offset by a 19% decrease in sales volumes. Higher average selling prices were primarily due to improved market conditions and in response to higher raw material and energy costs. The sales volume decrease was driven principally by a loss of production volume in the U.S. related to the U.S. Gulf Coast storms.

For the year ended December 31, 2005, Base Chemicals segment EBITDA decreased by $22.0 million, or 8%, as compared with 2004. This decrease in segment EBITDA was primarily due to slightly lower contribution margins, as higher average selling prices were more than offset by higher raw materials and energy costs. The increase in raw materials and energy costs during 2005 were caused principally by decreased supplies of materials and energy sources related to the U.S. Gulf Coast storms. EBITDA was also lower due to lost production in the U.S. related to the U.S. Gulf Coast storms. During the years ended December 31, 2005 and 2004, our Base Chemicals segment recorded restructuring, impairment and plant closing charges of $6.2 million and $0.3 million, respectively. For further information concerning restructuring activities, see “Note 11. Restructuring, Impairment and Plant Closing Costs” to our consolidated financial statements included elsewhere in this report. EBITDA from our European base chemicals business was $176.1 million for the year ended December 31, 2005 and $223.6 million for the year ended December 31, 2004.

CORPORATE AND OTHER

Corporate and other items include unallocated corporate overhead, foreign exchange gains and losses, loss on the sale of accounts receivable, loss on the early extinguishment of debt, other non-operating income and expense, minority interest in subsidiaries’ (income) loss and the operating results of our Australian styrenics business. For the year ended December 31, 2005, EBITDA from corporate and other items decreased by $586.1 million to a loss of $619.0 million from a loss of $32.9 million for 2004. The decrease in 2005 period EBITDA resulted primarily from a $296.9 million increase in losses on early extinguishment of debt, a $147.6 million increase in unallocated foreign currency losses, $28.3 million higher incentive compensation, $30.6 million on cumulative effect of changes in accounting principle and the decrease in the operating results of our Australian styrenics business of $66.6 million.

LIQUIDITY AND CAPITAL RESOURCES

CASH FOR THE YEAR ENDED DECEMBER 31, 2006 COMPARED TO THE YEAR ENDED DECEMBER 31, 2005

Net cash provided by operating activities for the years ended December 31, 2006 and 2005 was $893.1 million and $968.6 million, respectively. The decrease in cash provided by operations was primarily attributable to lower operating results from our business operations as described in “Results of Operations” above.

Net cash provided by (used in) investing activities for the year ended December 31, 2006 and 2005 was $173.9 million and $(463.7) million, respectively. During the years ended December 31, 2006 and 2005, we invested $549.9 million and $338.7 million, respectively, in capital expenditures. The increase in 2006 capital expenditures was largely attributable to increased spending on the Wilton, U.K. LDPE facility that we sold in the U.K. Petrochemical Disposition. During the year ended December 31, 2006, we spent approximately $176 million on the construction of the Wilton, U.K. LDPE facility as compared to approximately $37 million in 2005. In addition, during 2006, we spent approximately $23 million relating to the construction of our polyetheramine manufacturing facility in Jurong Island, Singapore, in addition to other expansionary capital projects. Also during the year ended December 31, 2006, we acquired the textile effects business for $176.9 million, net of cash acquired, and sold our U.S. butadiene and MTBE business for $274.0 million (of which $204.0 million was collected during 2006, while the additional $70.0 million will be payable upon the restart of our Port Arthur olefins facility, if certain conditions are met). In 2006, we also sold our European base chemicals and polymers business for $685.0 million in cash. During 2005, we acquired the minority interest in Huntsman Advanced Materials for $124.8 million. For more information, see “Note 4. Business Dispositions and Combinations” to our consolidated financial statements included elsewhere in this report. In 2005, in connection with the initial public offering of our 5% mandatory convertible preferred stock, we prefunded our dividend obligations through the mandatory conversion date of February 16, 2008 with investments in government securities of $40.9 million. As reflected in financing activities, we used $14.4 million and $10.8 million of these government securities to pay dividends during the years ended December 31, 2006 and 2005, respectively.

Net cash used in financing activities for the year ended December 31, 2006 was $961.2 million as compared to $603.0 million in 2005. This change in net cash used by financing activities is mainly a result of net repayments of debt during the year ended December 31, 2005 of $1,928.3 million, primarily as a result of our initial public offering of common stock and mandatory convertible preferred stock in the first quarter of 2005. As a result of our initial public offering, we received $1,491.9 million of net proceeds. Also, during the year ended December 31, 2005, we used approximately $146.0 million to pay premiums associated with repayment of indebtedness. During the year ended December 31, 2006, we had net repayments under our debt arrangements of $913.8 million and used $30.4 million to pay premiums associated with repayment of indebtedness. Included in the 2006 debt repayments were $650.0 million in principal repayments from the proceeds of our U.K. Petrochemicals Disposition.

CASH FOR THE YEAR ENDED DECEMBER 31, 2005 COMPARED TO THE YEAR ENDED DECEMBER 31, 2004

Net cash provided by operating activities for the years ended December 31, 2005 and 2004 was $968.6 million and $180.8 million, respectively. The increase in cash provided by operations was primarily attributable to a significant improvement in operating results and a decrease in interest paid as described in “Results of Operations” above.

Net cash used in investing activities for the years ended December 31, 2005 and 2004 was $463.7 million and $230.0 million, respectively. The increase in cash used in investing activities was largely attributable to our 2005 acquisition of the minority interest of Huntsman Advanced Materials for $124.8 million and higher capital expenditures of $112.1 million resulting partly from increased capital expenditures in HPS, our consolidated Chinese splitting joint venture of $38 million, and in our LDPE facility under construction at Wilton, U.K. of approximately $37 million. In addition, in connection with our initial public offering of the 5% mandatory convertible preferred stock on February 16, 2005, we prefunded our dividends through the mandatory conversion date of February 16, 2008 with investments in government securities of $40.9 million, of which approximately $10.8 million were used to pay dividends during the year ended December 31, 2005.

Net cash (used in) provided by financing activities in the year ended December 31, 2005 was $(603.0) million as compared with $83.5 million in 2004. This increase in net cash used in financing activities is mainly a result of net repayments of debt during the year ended December 31, 2005 of approximately $1,928.3 million. Furthermore, as a result of our initial public offering of common and preferred stock in the first quarter of 2005, we received $1,491.9 million of net proceeds. During the year ended December 31, 2005, we used $146.0 million to pay premiums associated with repayment of indebtedness.

CHANGES IN FINANCIAL CONDITION

The following information summarizes our working capital position as of December 31, 2006 (after giving effect to the sale of our U.S. butadiene and MTBE business, the U.K. Petrochemicals Disposition and the Textile Effects Acquisition) and December 31, 2005 (dollars in millions):

	December 31,			Adjusted December 31, 2006	December 31,	Increase	Percent
	2006	Dispositions	Acquisition	Subtotal	2005	(Decrease)	Change

Cash and cash equivalents	$263.2	$—	$(26.7)	$236.5	$142.8	$93.7	66%
Accounts receivable, net	1,257.3	212.4	(234.6)	1,235.1	1,482.6	(247.5)	(17)%
Inventories, net	1,520.1	181.7	(232.6)	1,469.2	1,309.2	160.0	12%
Prepaid expenses	55.7	16.6	(2.5)	69.8	46.2	23.6	51%
Deferred income taxes	64.6	—	(4.8)	59.8	31.2	28.6	92%
Other current assets	175.7	—	(66.4)	109.3	84.0	25.3	30%
Total current assets	3,336.6	410.7	(567.6)	3,179.7	3,096.0	83.7	3%

Accounts payable	1,018.2	179.2	(110.8)	1,086.6	1,093.5	(6.9)	(1)%
Accrued liabilities	857.6	37.9	(147.5)	748.0	747.2	0.8	0%
Deferred income taxes	9.4	—	(3.4)	6.0	2.4	3.6	150%
Current portion of long- term debt	187.9	—	—	187.9	44.6	143.3	321%
Total current liabilities	2,073.1	217.1	(261.7)	2,028.5	1,887.7	140.8	7%
Working capital	$1,263.5	$193.6	$(305.9)	$1,151.2	$1,208.3	$(57.1)	(5)%

During the year ended December 31, 2006, our working capital position was significantly impacted by the three transactions referenced above. Excluding these dispositions and acquisitions, our working capital decreased by $57.1 million as a result of the net impact of the following significant changes:

•                  The increase in cash and cash equivalents of $93.7 million resulted from the matters identified in the Consolidated Statements of Cash Flows contained in our consolidated financial statements included elsewhere in this report.

•                  Accounts receivable decreased by $247.5 million primarily due to an increase in outstanding receivables sold under our A/R Securitization Program of approximately $141 million and to lower accounts receivable from our U.S. base chemicals business resulting from lost sales at our Port Arthur olefins manufacturing plant that was damaged by fire. For more information see “Note 22. Casualty Losses and Insurance Recoveries” to our consolidated financial statements included elsewhere in this report.

•                  Inventories increased $160.0 million primarily due to an increase in inventory volumes and the effect of changes in foreign currency exchange rates.

•                  The increase in prepaid expenses of $23.6 million was mainly attributable to an increase in prepaid insurance resulting from higher premiums associated with our recent insurance claims.

•                  The $28.6 million increase in deferred income taxes was primarily due to insurance recoveries that were deferred for financial reporting purposes but included in taxable income. For further information, see “Note 22. Casualty Losses and Insurance Recoveries” to our consolidated financial statements included elsewhere in this report.

•                  Other current assets increased by $25.3 million primarily due to an increase in spare parts expected to be used within one year.

•                  Current portion of long-term debt increased by $143.3 million primarily due to an increase in the current classification of $58.2 million of non-recourse debt in our Australian subsidiaries that becomes due in August 2007, an increase of $16.2 million of insurance premium financing and $75.0 million of Term Loan debt voluntarily repaid in January 2007.

DEBT AND LIQUIDITY

SENIOR CREDIT FACILITIES

As of December 31, 2006, our senior secured credit facilities (the “Senior Credit Facilities”) consisted of our (i) $650 million revolving facility (the “Revolving Facility”), (ii) $1,614.2 million term loan B facility (the “Dollar Term Loan”), and (iii) €73.9 million ($97.0 million) term loan B facility (the “Euro Term Loan” and, collectively with the Dollar Term Loan, the “Term Loans”). As of December 31, 2006, there were no borrowings outstanding under the Revolving Facility, and we had $43.5 million in U.S. dollar equivalents of letters of credit and bank guarantees issued and outstanding under the Revolving Facility. The Revolving Facility matures in 2010 and the Term Loans mature in 2012; provided, however, that the maturities of the Revolving Facility and the Term Loans will accelerate if we do not repay all but $100 million of our outstanding debt securities on or before three months prior to the maturity dates of such debt securities.

At the present time, borrowings under the Revolving Facility and the Dollar Term Loan bear interest at LIBOR plus 1.75% and borrowings under the Euro Term Loan currently bear interest at EURIBOR plus 2.00%. At our option, the Revolving Facility may bear interest at a rate equal to: (i) a LIBOR-based eurocurrency rate plus an applicable margin ranging between 1.25% and 1.75%, depending on our applicable leverage ratio; and (ii) a prime-based rate plus an applicable margin ranging between 0.25% and 0.75%, depending on our applicable leverage ratio. At our option, the Term Loans may bear interest at a rate equal to: (i) LIBOR plus an applicable margin ranging between 1.50% and 1.75%, depending on our applicable leverage ratio or, with respect to the Euro Term Loan only, at EURIBOR plus an applicable margin ranging between 1.75% and 2.00%; and (ii) a prime-based rate plus an applicable margin ranging between 0.50% and 0.75%, depending on our applicable leverage ratio.

As of December 31, 2006, the weighted average interest rate on the Senior Credit Facilities was approximately 7.0%. Our obligations under the Senior Credit Facilities are guaranteed by our guarantor subsidiaries, which consist of substantially all of our domestic subsidiaries and certain of our foreign subsidiaries (the “Guarantors”), and are secured by a first priority lien (generally shared with the holders of the 2010 Secured Notes) on substantially all of our domestic property, plant and equipment, the stock of all of or our material domestic subsidiaries and certain foreign subsidiaries and pledges of intercompany notes between various of our subsidiaries. The agreements governing the Senior Credit Facilities contain financial covenants typical for these types of agreements, including a minimum interest rate coverage ratio, a maximum debt-to-EBITDA ratio and a limit on capital expenditures. The credit agreements also contain customary restrictions or limitations on our ability to incur liens, incur additional debt, merge or sell assets, make certain restricted payments, prepay other indebtedness, make investments or engage in transactions with affiliates and other customary default provisions.

We entered into an amendment to our Senior Credit Facilities on June 30, 2006 to provide for an additional $100 million of borrowings under the Dollar Term Loan. We borrowed the additional amounts under the Dollar Term Loan in July and used the proceeds to redeem all of our $100 million outstanding senior floating rate notes due 2011 at a call price of 104.0% of the aggregate principal amount thereof. The June 30, 2006 amendment also modified certain other provisions in our Senior Credit Facilities, including certain financial covenants. During the 2006 we made several voluntary repayments under our Senior Credit Facilities from available liquidity, including payments of $50 million in April 2006 and $50 million in August 2006.

On January 16, 2007, we made a voluntary repayment of $75.0 million U.S. dollar equivalents on our Term Loans ($70.8 million on the Dollar Term Loan and €3.25 million on the Euro Term Loan) with available liquidity. In addition, on December 29, 2006 we used a portion of the net proceeds from the U.K. Petrochemicals Disposition to repay $400 million U.S. dollar equivalents on our Term Loans ($377.3 million on the Dollar Term Loan and €17.3 million on the Euro Term Loan).

SECURED NOTES

As of December 31, 2006, Huntsman International had outstanding $296.0 million aggregate principal amount ($294.0 million book value and $455.4 million original aggregate principal amount) under its 11.625% senior secured notes due 2010 (the “2010 Secured Notes”). The 2010 Secured Notes are redeemable after October 15, 2007 at 105.813% of the principal amount plus accrued interest, declining ratably to par on and after October 15, 2009. Interest on the 2010 Secured Notes is payable semiannually in April and October of each year. The 2010 Secured Notes are secured by a first priority lien on all collateral securing the Senior Credit Facilities as described above (other than capital stock of Huntsman International’s subsidiaries), shared equally with the lenders on the Senior Credit Facilities, subject to certain intercreditor arrangements.

The 2010 Secured Notes contain covenants relating to the incurrence of debt and limitations on distributions, certain restricted payments, asset sales and affiliate transactions and are guaranteed by the Guarantors. The indentures governing the 2010 Secured Notes also contain provisions requiring us to offer to repurchase the notes upon a change of control.

SENIOR NOTES

As of December 31, 2006, Huntsman International had outstanding $198.0 million ($300 million original aggregate principal amount) of 11.5% senior notes due 2012 (the “2012 Senior Notes”). Interest on the 2012 Senior Notes is payable semiannually in

January and July of each year. The 2012 Senior Notes are redeemable after July 15, 2008 at 105.75% of the principal amount plus accrued interest, declining ratably to par on and after July 15, 2010.

The 2012 Senior Notes are unsecured obligations. The indentures governing Huntsman International’s 9.875% senior notes due 2009 (the “2009 Senior Notes”) and the 2012 Senior Notes contain covenants, among other things, relating to the incurrence of debt and limitations on distributions and certain restricted payments, asset sales and affiliate transactions and are guaranteed by the Guarantors. The indentures governing the 2012 Senior Notes contain provisions requiring us to offer to repurchase the notes upon a change of control.

On December 29, 2006, we used a portion of the net proceeds from the U.K. Petrochemicals Disposition to legally defease the outstanding $250 million of our 2009 Senior Notes. We deposited sufficient funds with the trustee for redemption and irrevocably assigned all rights and title to these funds to the trustee for the benefit of the note holders. The notes are scheduled for redemption by the trustee on March 1, 2007 at a price of 102.468% of the aggregate principal amount plus accrued interest. On July 13, 2006, we entered into a transaction to repurchase $37.5 million of the 2009 Senior Notes at a price of approximately 105% of the aggregate principal amount plus accrued interest. In addition, on August 14, 2006 and on September 20, 2006, we completed redemptions of $62.5 million and $100.0 million, respectively, of the 2009 Senior Notes at a call price of 104.937% of the aggregate principal amount plus accrued interest.

In accordance with an amendment to our Senior Credit Facilities, on July 14, 2006, we borrowed an additional $100 million under the Dollar Term Loan and, on July 24, 2006, redeemed in full our senior floating rate notes due 2011 at 104.0% of the principal amount plus accrued interest.

SUBORDINATED NOTES

As of December 31, 2006, we had outstanding $175.0 million 7.375% senior subordinated notes due 2015 and €135.0 million ($177.2 million) 7.5% senior subordinated notes due 2015 (collectively, the “2015 Subordinated Notes”). The 2015 Subordinated Notes are redeemable on or after January 1, 2010 at 103.688% and 103.750%, respectively, of the principal amount plus accrued interest, declining ratably to par on and after January 1, 2013. Under the terms of a registration rights agreement among Huntsman International, the Guarantors and the initial purchasers of the 2015 Subordinated Notes, we were required to complete an exchange offer for the 2015 Subordinated Notes on or before September 11, 2005. Because we did not complete the exchange offer by this date, we were required to pay additional interest on the 2015 Subordinated Notes. As of December 31, 2006, we had paid a total of $1.6 million and €1.2 million in additional interest. Additional interest ceased to accrue on December 17, 2006. Since we were not able to complete the exchange offer before this date, we withdrew the registration statement relating to the exchange offer.

As of December 31, 2006, we had outstanding €114.0 million ($149.6 million) (€450 million original aggregate principal amount) 10.125% senior subordinated notes due 2009 (the “2009 Subordinated Notes”). As of December 31, 2006, the 2009 Subordinated Notes have an unamortized premium of $1.4 million and are currently redeemable at 101.688% of the principal amount plus accrued interest, declining to par on or after July 1, 2007.

On November 13, 2006, we completed an offering of new subordinated notes consisting of €400 million (approximately $508 million on or about the offering date; $525.1 million as of December 31, 2006) 6.875% senior subordinated notes due 2013 (the “2013 Subordinated Notes”) and $200 million 7.875% senior subordinated notes due 2014 (the “2014 Subordinated Notes”). We used the net proceeds of approximately $699 million to redeem all ($366.1 million) of our outstanding U.S. dollar-denominated 10.125% 2009 Subordinated Notes and a portion (€258.0 million) of our outstanding euro-denominated 10.125% 2009 Subordinated Notes. The call price of the 2009 Subordinated Notes was 101.688% of the principal amount plus accrued interest. The 2013 Subordinated Notes are redeemable on or after November 15, 2009 at 105.156% of the principal amount plus accrued interest, declining ratably to par on or after November 15, 2012. The 2014 Subordinated Notes are redeemable on or after November 15, 2010 at 103.938% of the principal amount plus accrued interest, declining ratably to par on or after November 15, 2012.

Interest on the 2015 Subordinated Notes and the 2009 Subordinated Notes is payable semiannually in January and July of each year. Interest on the 2013 Subordinated Notes and the 2014 Subordinated Notes is payable semiannually in November and May of each year. All of our subordinated notes are unsecured. The indentures governing our subordinated notes contain covenants relating, among other things, to the incurrence of debt and limitations on distributions, certain restricted payments, asset sales and affiliate transactions. Our subordinated notes are guaranteed by the Guarantors. The indentures also contain provisions requiring us to offer to repurchase the notes upon a change of control.

At the end of February 2007, we closed on substantially all of a direct private placement of $147.0 million in aggregate principal amount of U.S. dollar denominated 7.875% senior subordinated notes due November 15, 2014. These notes were issued at a premium of 104% of principal amount for a yield of 7.01% and were issued under the same indenture and are of the same series as an original placement of dollar denominated notes issued by us in November 2006. We intend to use the expected net proceeds of approximately $151.7 million to redeem all (approximately €114 million) of our remaining outstanding 2009 Subordinated Notes, which are being called for redemption on March 27, 2007, at a call price of 101.688% plus accrued interest. This refinancing is expected to reduce our annual interest expense by approximately $5 million.

OTHER DEBT

We maintain a $25.0 million multicurrency overdraft facility used for the working capital needs for our European subsidiaries (the “European Overdraft Facility”). As of December 31, 2006, we had no borrowings outstanding under the European Overdraft Facility.

In January 2003, Huntsman International entered into two related joint venture agreements to build MDI production facilities near Shanghai, China. SLIC, our manufacturing joint venture with BASF AG and three Chinese chemical companies, operates three plants that manufacture MNB, aniline and crude MDI. We effectively own 35% of SLIC and it is an unconsolidated affiliate. HPS, our splitting joint venture with Shanghai Chlor-Alkali Chemical Company, Ltd, operates a plant that manufactures pure MDI, polymeric MDI and MDI variants. We own 70% of HPS and it is a consolidated affiliate.

HPS obtained secured loans for the construction of its MDI production facility. This debt consists of various committed loans in the aggregate amount of approximately $121 million. As of December 31, 2006, HPS had $28.9 million outstanding in U.S. dollar borrowings and 480 million in RMB borrowings ($61.4 million) under these facilities. The interest rate on these facilities is LIBOR plus 0.48% for U.S. dollar borrowings and 90% of the Peoples Bank of China rate for RMB borrowings. As of December 31, 2006, the interest rate was approximately 5.8% for U.S. dollar borrowings and 6.2% for RMB borrowings. The loans are secured by substantially all the assets of HPS and will be repaid in 16 semiannual installments beginning on June 30, 2007. We have guaranteed 70% of any amount due and unpaid by HPS under the loans described above (except for the VAT facility, which is not guaranteed). Our guarantees remain in effect until HPS has commenced production of at least 70% of capacity for at least 30 days and achieved a debt service cost ratio of at least 1.5:1. Our Chinese MDI joint ventures are unrestricted subsidiaries under the Senior Credit Facilities and under the indentures governing our outstanding notes. HPS commenced operations during 2006.

Our Australian subsidiaries maintain credit facilities that had an aggregate outstanding balance of A$78.0 million ($61.4 million) as of December 31, 2006. These facilities are non-recourse to Huntsman International and bear interest at the Australian index rate plus a margin of 2.9%. As of December 31, 2006, the interest rate for these facilities was 9.3%. The Australian credit facilities mature in August 2007 and all borrowings under such facilities have been classified as current portion of debt.

In July 2006, in conjunction with our annual renewal of property and liability insurance programs, we financed substantially all of our premiums for the 2006/2007 renewal period and, at that time, Huntsman International entered into notes payable in the amount of $65.6 million due in the next twelve months. As of December 31, 2006, the outstanding amount due under these notes is $36.8 million. Insurance premium financings are generally secured by the unearned premiums under such policies.

COMPLIANCE WITH COVENANTS

Our management believes that we are in compliance with the covenants contained in the agreements governing the Senior Credit Facilities, the A/R Securitization Program and the indentures governing our notes.

SHORT-TERM AND LONG-TERM LIQUIDITY

We depend upon our credit facilities and other debt instruments to provide liquidity for our operations and working capital needs. As of December 31, 2006, we had approximately $887.7 million of combined cash and combined unused borrowing capacity, consisting of $263.2 million in cash, $606.5 million in availability under our Revolving Facility, $15.0 million attributable to our European Overdraft Facility and approximately $3 million in availability under our A/R Securitization Program. In January 2007, we voluntarily repaid $75.0 million of Term Loan debt with available liquidity.

Our liquidity has been significantly impacted by the closing of the U.K. Petrochemicals Disposition on December 29, 2006. We sold our European base chemicals and polymers business for an aggregate purchase price of $685 million in cash, plus the assumption by the purchaser of approximately $126 million in unfunded pension liabilities. We used the net proceeds to defease the remaining $250 million outstanding principal amount of our 9.875% 2009 Senior Notes and to repay $400 million of the debt under our Senior Credit Facilities.

We anticipate that, going forward, our liquidity will be impacted by the following:

•                  As a result of the U.K. Petrochemicals Disposition, availability under the A/R Securitization Program is being negatively impacted during certain periods of the year when our receivables are seasonally low, such as near year-end and late summer. We anticipate this impact to be approximately $60 million during such periods; for example, at December 31, 2006, our capacity under the A/R Securitization Program was limited to approximately $446 million.

•                  In connection with the U.K. Petrochemical Disposition, we agreed to make payments to SABIC of approximately $35 million (£18 million) related to the transfer of pension plan assets and liabilities. We accrued this liability in connection with the sale transaction and expect to fund the obligation in the first half of 2007. The final sales price of the U.K. Petrochemical Disposition is also subject to adjustments relating to working capital and investment in the LDPE plant currently under construction in Wilton U.K. We have accrued a liability relating to these adjustments of $14.5 million and expect to fund this obligation in the first half of 2007.

•                  As a result of the fire damage at our Port Arthur, Texas facility that occurred on April 29, 2006, we have received and anticipate receiving additional settlements of insurance claims, as well as incurring significant expenditures to rebuild the facility (see “—Casualty Losses and Insurance Recoveries” below).

•                  In connection with the sale of our U.S. butadiene and MTBE business, $70 million of the purchase price will be payable to us after the restart of our Port Arthur, Texas facility that was damaged by fire and the related resumption of crude butadiene supply, provided that we achieve certain intermediate steps toward restarting the facility within 30 months of the sale.

•                  We are currently finalizing the working capital settlement related to the Textile Effects Acquisition. As of December 31, 2006, we had recorded a receivable for the working capital settlement of $21.4 million related to the Textile Effects Acquisition. We expect the working capital settlement amounts to be finalized and collected during the first half of 2007.

•                  We expect to realize a total value from the Pending U.S. Petrochemicals Dispositions of approximately $761 million. Under the agreement, Flint Hills Resources will acquire our U.S. base chemicals and polymers manufacturing assets for approximately $456 million in cash, plus the value of inventory on the date of closing (approximately $286 million at December 31, 2006). We will retain other elements of working capital, including accounts receivable, accounts payable and certain accrued liabilities (net, approximately $19 million at December 31, 2006), which will be liquidated for cash in the ordinary course of business following the closing. Subject to customary regulatory approvals and other closing conditions, the transaction is expected to close during the fourth quarter of 2007, following the restart of our Port Arthur, Texas, olefins manufacturing facility. For more information, see “Note 22. Casualty Losses and Insurance Recoveries—Port Arthur, Texas Plant Fire” to our consolidated financial statements included elsewhere in this report. We expect to use the net proceeds from this transaction to repay debt.

We believe our current liquidity, together with funds generated by our businesses, is sufficient to meet the short-term and long-term needs of our businesses, including funding operations, making capital expenditures and servicing our debt obligations in the ordinary course.

CAPITAL EXPENDITURES

Excluding capital expenditures relating to the fire damage at our Port Arthur, Texas facility discussed below, we expect to spend approximately $525 million on capital projects in 2007. We expect to finance our capital expenditure commitments through a combination of cash flows from operations and financing arrangements.

We currently estimate that we will incur approximately $100 million of capital expenditures in 2007 related to the fire damage at our Port Arthur, Texas facility. In addition, we currently estimate that repair and maintenance expenses and other non-capital costs associated with the fire damage will be approximately $65 million during 2007.

Capital expenditures for the year ended December 31, 2006 were $549.9 million as compared to $338.7 million in 2005. The increase in capital expenditures in 2006 was largely attributable to increased capital expenditures at the Wilton, U.K. LDPE project which had approximately $176 million in capital spending during the year ended December 31, 2006 as compared to approximately $37 million spent in 2005. As noted, the Wilton, U.K. LDPE project was sold as part of the U.K. Petrochemicals Disposition. In addition, during 2006, we spent approximately $23 million relating to construction of our polyetheramine manufacturing facility in Jurong Island, Singapore, in addition to other expansionary capital projects. During the year ended December 31, 2006, we also completed our equity investments in HPS, our consolidated Chinese joint venture, and SLIC, our unconsolidated Chinese joint venture, and during 2006, funded approximately $15 million as equity in HPS and $14 million as equity in SLIC. HPS and SLIC commenced operations during 2006.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

Our obligations under long-term debt (including the current portion), lease agreements and other contractual commitments as of December 31, 2006 are summarized below (dollars in millions):

		2008-	2010-	After
	2007	2009	2011	2011	Total
Long-term debt, including current portion	$187.9	$211.2	$358.8	$2,887.4	$3,645.3
Interest(1)	284.9	551.6	476.9	298.3	1,611.7
Operating leases	53.1	92.7	68.6	104.5	318.9
Purchase commitments(2)	1,425.3	626.8	141.3	140.3	2,333.7
Total(3)	$1,951.2	$1,482.3	$1,045.6	$3,430.5	$7,909.6

(1)	Interest calculated using interest rates as of December 31, 2006.
(2)

We have various purchase commitments extending through 2023 for materials, supplies and services entered into in the ordinary course of business. Included in the purchase commitments table above are contracts which require minimum volume purchases that extend beyond one year or are renewable annually and have been renewed for 2006. Certain contracts allow for changes in minimum required purchase volumes in the event of a temporary or permanent shutdown of a facility. To the extent the contract requires a minimum notice period, such notice period has been included in the above table. The contractual purchase price for substantially all of these contracts is variable based upon market prices, subject to annual negotiations. We have estimated our contractual obligations by using the terms of our 2006 pricing for each contract. We also have a limited number of contracts which require a minimum payment, even if no volume is purchased. We believe that all of our purchase obligations will be utilized in our normal operations.

(3)

Totals do not include expected tax payments. Totals also do not include commitments pertaining to our pension and other postretirement obligations. Our estimated future contributions to our pension and postretirement plans are as follows (dollars in millions):

				5-Year
		2008–	2010–	Average
	2007	2009	2011	Annual
Pension plans	$158.6	$251.7	$266.6	135.4
Other postretirement obligations	12.4	24.6	24.2	12.3

OFF-BALANCE SHEET ARRANGEMENTS

RECEIVABLES SECURITIZATION

For a discussion of our A/R Securitization Program, see “Note 16. Securitization of Accounts Receivable” to our consolidated financial statements included elsewhere in this report.

FINANCING OF CHINESE MDI FACILITIES

On September 19, 2003, our Chinese joint ventures, HPS and SLIC, obtained secured financing for the construction of production facilities. Details concerning HPS’ financing are described in “—Debt and Liquidity—Other Debt” above. SLIC obtained various committed loans in the aggregate amount of approximately $229 million in U.S. dollar equivalents. As of December 31, 2006, there were $87.7 million and RMB 1,095 million ($140.2 million) in outstanding borrowings under these facilities. The interest rate on these facilities is LIBOR plus 0.48% for U.S. dollar borrowings and 90% of the Peoples Bank of China rate for RMB borrowings. The loans are secured by substantially all the assets of SLIC and will be paid in 16 semiannual installments, beginning on June 30, 2007. We unconditionally guarantee 35% of any amounts due and unpaid by SLIC under the loans described above (except for a $1.5 million VAT facility which is not guaranteed). Our guarantee remains in effect until SLIC has commenced production of at least 70% of capacity for at least 30 days and achieved a debt service coverage ratio of at least 1:1. SLIC commenced operations in the third quarter of 2006.

RESTRUCTURING, IMPAIRMENT AND PLANT CLOSING COSTS

For a discussion of restructuring, impairment and plant closing costs, see “Note 11. Restructuring, Impairment and Plant Closing Costs” to our consolidated financial statements included elsewhere in this report.

LEGAL PROCEEDINGS

For a discussion of legal proceedings, see “Note 20. Commitments and Contingencies—Legal Matters” to our consolidated financial statements included elsewhere in this report.

ENVIRONMENTAL, HEALTH AND SAFETY MATTERS

We are committed to achieving and maintaining compliance with all applicable EHS legal requirements, and we have developed policies and management systems that are intended to identify the multitude of EHS legal requirements applicable to our operations, enhance compliance with applicable legal requirements, ensure the safety of our employees, contractors, community neighbors and customers and minimize the production and emission of wastes and other pollutants. Although EHS legal requirements are constantly changing and are frequently difficult to comply with, these EHS management systems are designed to assist us in our compliance goals while also fostering efficiency and improvement and minimizing overall risk to us.

For a further discussion of environmental, health and safety matters, see “Note 21. Environmental, Health and Safety Matters” to our consolidated financial statements included elsewhere in this report.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

For a discussion of recently issued accounting pronouncements, see “Note 2. Summary of Significant Accounting Policies—Recently Issued Accounting Pronouncements” to our consolidated financial statements included elsewhere in this report.

CRITICAL ACCOUNTING POLICIES

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the U.S. requires management to make judgments, estimates and assumptions that affect the reported amounts in the consolidated financial statements. Our significant accounting policies are summarized in “Note 2. Summary of Significant Accounting Policies” to our consolidated financial statements included elsewhere in this report. Summarized below are our critical accounting policies:

CASUALTY LOSSES AND INSURANCE RECOVERIES

2005 U.S. GULF COAST STORMS

On September 22, 2005, we suspended operations at our Gulf Coast facilities in Texas and Louisiana as a result of hurricane Rita. In addition, we sustained property damage at our Port Neches and Port Arthur, Texas facilities as a result of the hurricane. We maintain customary insurance coverage for property damage and business interruption. With respect to coverage of these losses, the deductible for property damage was $10 million per site, while business interruption coverage does not apply for the first 60 days.

In connection with the losses incurred from hurricane Rita, we are in the process of completing insurance claims for property damage and business interruption. During 2006, we received insurance recovery advances of $12.5 million, and, on January 23, 2007, we executed a sworn statement in proof of loss with the insurance companies to receive additional insurance recovery advances of $14.0 million to be received during the first quarter of 2007. The $26.5 million of insurance recoveries are recorded in “Other operating income (expense)” on the accompanying consolidated statements of operations as they represent the recovery of losses previously recognized in prior periods, of which $13.3 million was allocated to the Performance Products segment and $13.2 million was allocated to the Base Chemicals segment. The insurance receivable of $14.0 million is recorded within “Other current assets” on the accompanying consolidated balance sheets. We and our insurers are working to reach a settlement on the remainder of the insurance claim and we can provide no assurance with respect to the ultimate resolution of this matter.

PORT ARTHUR, TEXAS PLANT FIRE

On April 29, 2006, our Port Arthur, Texas olefins manufacturing plant experienced a major fire. With the exception of cyclohexane operations at the site, which were restarted in June 2006, the remaining operations at the site remain shutdown. The damage is significant and, while no assurances can be made, preliminary indications are that we expect to restart the facility in the fourth quarter of 2007. The Port Arthur manufacturing plant is covered by property damage and business interruption insurance. With respect to coverage for this outage, the deductible for property damage is $10 million and business interruption coverage does not apply for the first 60 days.

During 2006 we incurred expenditures and losses for both property damage and business interruption as a result of the Port Arthur fire. Net of the $10 million deductible, we incurred approximately $17.2 million in property damages, including the write-off of damaged assets, costs to respond and clean up the facility and costs for the repair and maintenance of damaged equipment, all of which were accrued for recovery by insurance, as recovery from our insurers was considered probable. In addition, we spent approximately $18.3 million in capital to rebuild the facility.

With respect to lost profits due to business interruption, we estimate lost margins during 2006 to be approximately $195 million. Partially offsetting these lost margins, during 2006 we accrued for the recovery of costs during the non-deductible business interruption period from our insurance policies of approximately $39.2 million, as recovery from our insurers was considered probable. We estimate the lost margins for business interruption attributed to the 60 day deductible period to be approximately $50 million.

During the fourth quarter of 2006, we received insurance recovery advances of $150.0 million, of which $56.4 million was applied to our insurance receivables related to recovery of costs incurred and $93.6 million has been recorded as a deferred gain and is included in “Accrued liabilities” on the accompanying consolidated balance sheets.

The incurrence of future fixed costs during the business interruption period and the future repair and maintenance expense of the damaged equipment will be offset against the deferred gain. Any such amounts incurred above the deferred gain will be recorded as an insurance receivable if realization is deemed probable. Future insurance recovery advances, if any, in excess of accrued fixed costs and other expenses relating to the damaged facilities will be recorded as a deferred gain, and any remaining deferred gain will not be recognized in our consolidated statements of operations until final settlement with our insurance carriers.

We currently estimate the total cost to repair and replace the damaged equipment in order to restart the facility to be approximately $200 million. We expect to collect nearly all of this amount less a $10 million deductible as property damage claimed under our insurance. The total estimable loss for business interruption will depend greatly upon such factors as future market conditions and the final duration of the outage. We continue to work with our insurance carriers on the scope of our insurance claim and we can provide no assurance with respect to the ultimate resolution of this matter.

REVENUE RECOGNITION

We generate substantially all of our revenues through sales in the open market and long-term supply agreements. We recognize revenue when it is realized or realizable and earned. Revenue for product sales is recognized when a sales arrangement exists, risk and title to the product transfer to the customer, collectibility is reasonably assured and pricing is fixed or determinable.

Revenue arrangements that contain multiple deliverables, which relate primarily to the licensing of technology, are evaluated in accordance with EITF Issue No. 00-21 Revenue Arrangements with Multiple Deliverables to determine whether the arrangements should be divided into separate units of accounting and how the arrangement consideration should be measured and allocated among the separate units of accounting.

LONG-LIVED ASSETS

The determination of useful lives of our property, plant and equipment is considered a critical accounting estimate. Such lives are estimated based upon our historical experience, engineering estimates and industry information and are reviewed when economic events indicate that we may not be able to recover the carrying value of the assets. The estimated lives of our property range from 3 to 60 years and depreciation is recorded on the straight-line method. Inherent in our estimates of useful lives is the assumption that periodic maintenance and an appropriate level of annual capital expenditures will be performed. Without on-going capital improvements and maintenance, the productivity and cost efficiency declines and the useful lives of our assets would be shorter.

Management uses judgment to estimate the useful lives of our long-lived assets. If the useful lives of our property, plant and equipment as of December 31, 2006 were to have been estimated to be one year greater or one year less, then depreciation expense for the year ended December 31, 2006 would have been approximately $32 million less or $28 million greater, respectively.

We are required to evaluate our plant assets whenever events indicate that the carrying value may not be recoverable in the future or when management’s plans change regarding those assets, such as idling or closing a plant. We evaluate impairment by comparing undiscounted cash flows of the related asset groups to the carrying value. Key assumptions in determining the future cash flows include the useful life, technology, competitive pressures, raw material pricing and regulations. During the third quarter of 2006, we concluded that the long-lived assets of our European base chemicals and polymers business were impaired based upon the expected sales price less cost to sell. Accordingly, we recorded impairment charges of $280.2 million during the third quarter of 2006. During the fourth quarter of 2006, we tested the PO/MTBE assets for recoverability and concluded that these assets were not impaired.

On February 15, 2007, we entered into an agreement to sell our U.S. based chemicals and polymers business and expect to realize a total value from the sale of approximately $761 million. See “Note 3. Discontinued Operations — Sale of the North American Polymers Business” to our consolidated financial statements included elsewhere in this report. We incurred a loss on the August 1, 2007 sale of our North American polymers business and we expect to incur a loss in connection with the anticipated 2007 sale of our U.S. base chemicals business. As of December 31, 2006, these assets were classified as held and used in accordance with SFAS No. 144, Accounting for the impairment or Disposal of Long-Lived Assets, because these assets were not immediately available for sale in their present condition due to the required repair and restart of the Port Arthur facility. We tested these assets for recoverability using expected future cash flows together with expected proceeds from the Port Arthur fire insurance recovery and concluded that these expected future cash flows were in excess of the carrying value of the business expected to be sold. Therefore, we did not recognize an impairment charge as of December 31, 2006. We will continue to assess these assets for recoverability during 2007. As the date of sale completion nears and insurance proceeds are received, future cash flows associated with these assets will diminish and, at some point in 2007, we expect that future cash flows will no longer be sufficient to recover the carrying value of the business to be sold, which will increase as the plant is rebuilt, and we expect to recognize an impairment charge.

RESTRUCTURING AND PLANT CLOSING COSTS

We have recorded restructuring charges in recent periods in connection with closing certain plant locations, work force reductions and other cost savings programs. These charges are recorded when management has committed to a plan and incurred a liability related to the plan. Also in connection with the Textile Effects Acquisition, we recorded liabilities for workforce reduction, non-cancelable lease termination costs and demolition, decommissioning and other restructuring costs. Estimates for plant closing include the write-off of the carrying value of the plant, any necessary environmental and/or regulatory costs, contract termination and demolition costs. Estimates for work force reductions and other costs savings are recorded based upon estimates of the number of positions to be terminated, termination benefits to be provided and other information as necessary. While management evaluates the estimates on a quarterly basis and will adjust the reserve when information indicates that the estimate is above or below the initial estimate, management’s estimates on a project-by-project basis have not varied to a material degree. For further discussion of our restructuring activities, see “Note 11. Restructuring, Impairment and Plant Closing Costs” to our consolidated financial statements included elsewhere in this report.

INCOME TAXES

We use the asset and liability method of accounting for income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes. We evaluate deferred tax assets to determine whether it is more likely than not that they will be realized. Valuation allowances are reviewed each period on a tax jurisdiction by tax jurisdiction basis to analyze whether there is sufficient positive or negative evidence to support a change in judgment about the realizability of the related deferred tax assets.

Subsequent to acquiring Huntsman Advanced Materials in June 2003 and through December 31, 2005, substantially all non-U.S. operations of Huntsman Advanced Materials were treated as our branches for U.S. income tax purposes and were, therefore, subject to both U.S. and non-U.S. income tax. Effective January 1, 2006, Huntsman Advanced Materials foreign operations are no longer being treated as our branches and are not subject to U.S. taxation on their earnings until those earnings are repatriated to the U.S., similar to our other non-U.S. entities.

For non-U.S. entities that are not treated as branches for U.S. tax purposes, we do not provide for income taxes on the undistributed earnings of these subsidiaries as earnings are reinvested and, in the opinion of management, will continue to be reinvested indefinitely.

As a matter of course, our subsidiaries are regularly audited by various taxing authorities in both the U.S. and numerous non-U.S. jurisdictions. We believe adequate provision has been made for all outstanding issues for all open years.

EMPLOYEE BENEFIT PROGRAMS

We sponsor several contributory and non-contributory defined benefit plans, covering employees primarily in the U.S., the U.K., Netherlands, Belgium and- Canada but also covering employees in a number of other countries. We fund the material plans through trust arrangements (or local equivalents) where the assets are held separately from us. We also sponsor unfunded postretirement plans which provide medical and life insurance benefits covering certain employees in the U.S. and Canada. Amounts recorded in the consolidated financial statements are recorded based upon actuarial valuations performed by various independent actuaries. Inherent in these valuations are numerous assumptions regarding expected return on assets, discount rates, compensation increases, mortality rates and health care costs trends. These assumptions are disclosed in “Note 18. Employee Benefit Plans” to our consolidated financial statements included elsewhere in this report.

Management, with the advice of its actuaries, uses judgment to make assumptions on which our employee benefit plan liabilities and expenses are based. The effect of a 1% change in three key assumptions is summarized as follows (dollars in millions):

		Balance
	Statement of	Sheet
Assumptions	Operations(1)	Impact(2)
Discount rate
—1% increase	$(35.0)	$(489.6)
—1% decrease	44.9	620.4
Expected return on assets
—1% increase	(23.0)	—
—1% decrease	23.0	—
Rate of compensation increase
—1% increase	16.7	125.5
—1% decrease	(17.1)	(125.5)

(1)       Estimated impact on 2006 net periodic benefit cost.

(2)       Estimated impact on December 31, 2006 funded status.

STOCK-BASED COMPENSATION PLANS

Management uses judgment in determining assumptions used in the Black-Scholes valuation model to estimate fair value of its stock-based compensation plans. Because we did not have stock-based compensation plans prior to our initial public offering of common stock in February 2005, our ability to use historical experience for assumptions related to stock-based compensation plans has been limited. The effect of a 10% change in two key assumptions is summarized as follows (dollars in millions):

	Statement of	Balance Sheet
Assumptions	Operations(1)	Impact(2)
Expected volatility
—10% increase	$2.2	$2.2
—10% decrease	(2.0)	(2.0)
Expected life of stock options granted during the period
—10% increase	0.6	0.6
—10% decrease	(0.6)	(0.6)

(1)       Estimated impact on 2006 compensation expense.

(2)       Estimated impact on December 31, 2006 additional paid-in capital.

ENVIRONMENTAL RESERVES

Environmental remediation costs for our facilities are accrued when it is probable that a liability has been incurred and the amount can be reasonably estimated. Estimates of environmental reserves require evaluating government regulation, available technology, site-specific information and remediation alternatives. We accrue an amount equal to our best estimate of the costs to remediate based upon the available information. Adjustments to our estimates are made periodically based upon additional information received as remediation progresses. For further information see “Note 21. Environmental, Health and Safety Matters” to our consolidated financial statements included elsewhere in this report.

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